Exhibit 99.1

Armstrong World Industries Reports Second-Quarter 2022 Results

Key Second-Quarter Highlights

•
Net sales up 15% versus the prior-year quarter
•
Operating income down 9% and diluted earnings per share from continuing operations down 3% versus the prior-year quarter including higher charges for 2020 acquisition-related fair value adjustments
•
Adjusted EBITDA up 2% and adjusted diluted earnings per share up 11% versus the prior-year quarter
•
Updating 2022 Guidance: Net Sales of +11% to 13%, adjusted EBITDA of +10% to 13% versus prior year

LANCASTER, Pa., July 26, 2022 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions in the Americas, today reported second-quarter 2022 financial results. The company drove net sales growth of 15% primarily due to price over higher-than-expected inflation and strong growth in the Architectural Specialties segment.

“I am pleased with the dedicated effort of our teams to deliver another quarter of double-digit sales growth as we continue to navigate a dynamic macro backdrop. Our top line growth resulted from pricing performance and improved sales volumes for Mineral Fiber, paired with strong execution in our Architectural Specialties segment,” said Vic Grizzle, President and CEO of Armstrong World Industries. “While market-driven challenges remain, namely higher inflation and the lengthening of the commercial project completion cycle, we are optimistic about the second half of 2022. Our teams are squarely focused on executing our growth initiatives and delivering double-digit top- and bottom-line growth for the full year.”

Second-Quarter Results from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended June 30,
	2022	2021	Change
Net sales	$321.0	$280.0	14.6%
Operating income	$71.6	$78.3	(8.6)%
Earnings from continuing operations	$52.2	$55.1	(5.3)%
Diluted earnings per share	$1.11	$1.14	(2.6)%

Additional Non-GAAP* Measures
Adjusted EBITDA	$102	$100	2.0%
Adjusted net income from continuing operations	$60	$56	7.8%
Adjusted diluted earnings per share	$1.29	$1.16	11.2%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable GAAP measure are found in the tables at the end of this press release. Non-GAAP figures are rounded to the nearest million with the exception of per share data.

Second-quarter 2022 consolidated net sales increased 14.6% from prior-year results, driven primarily by favorable Mineral Fiber Average Unit Value (“AUV”) of $24 million and increased Architectural Specialties net sales of $15 million.

The decrease in operating income in the second quarter reflects $8 million of acquisition-related charges in the current period, including a $6 million loss related to the change in the fair value of contingent consideration related to our 2020 acquisition of TURF Design, Inc. due to improved projected financial performance over the earn-out period. Operating income for the comparable prior-year period included a benefit of $6 million from acquisition-related gains, net of expenses. Excluding these impacts, operating income increased 9% versus the prior year due to favorable AUV performance, a reduction in intangible asset amortization and positive impacts from the increase in sales volumes. These benefits were partially offset by an increase in manufacturing costs, primarily due to higher raw material and energy costs, an increase in selling expenses, a decrease in equity earnings from Worthington Armstrong Joint Venture ("WAVE"), our joint venture with Worthington Industries, Inc., and an increase in incentive compensation expenses.

Second-Quarter Segment Highlights

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended June 30,
	2022	2021	Change
Net sales	$234.5	$208.1	12.7%
Operating income	$71.4	$72.1	(1.0)%
Adjusted EBITDA*	$89	$90	(1.5)%

Second-quarter 2022 Mineral Fiber net sales increased 12.7% due to $24 million of favorable AUV and $2 million from higher sales volumes. Strong AUV performance resulted primarily from favorable like-for-like pricing. While sales volumes began the quarter pressured by a reduction of inventory levels for certain distributor customers, volume growth accelerated throughout the quarter.

Second-quarter Mineral Fiber operating income decreased 1.0% from prior-year results. A favorable AUV margin impact of $21 million was more than offset by a $14 million increase in manufacturing costs driven by elevated raw material and energy costs, a $4 million increase in selling expenses, a $2 million decrease in equity earnings driven primarily by higher steel cost inflation, and a $2 million increase in incentive compensation expenses.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended June 30,
	2022	2021	Change
Net sales	$86.5	$71.9	20.3%
Operating income	$1.1	$7.4	(85.1)%
Adjusted EBITDA*	$13	$10	34.8%

Second-quarter 2022 net sales in Architectural Specialties increased 20.3% from prior-year results, driven by improved performance from recent acquisitions compared to the prior year, positive impacts from price increases and an increase in custom project sales.

The year-over-year decrease in Architectural Specialties operating income reflects $8 million of acquisition-related charges in the current period, including gains and losses related to changes in the fair value of acquisition-related contingent consideration, compared to a benefit of $6 million recorded in the prior-year period. Architectural Specialties operating income was positively impacted by a $5 million increase in sales volumes and a $5 million reduction in intangible asset amortization, partially offset by a $1 million increase in selling expenses related to additional investments in selling capabilities and incentive compensation.

Unallocated Corporate

The Company reported an Unallocated Corporate operating loss of $1 million in both the second quarter of 2022 and the prior year period.

Cash Flow

Operating activities for the first six months of 2022 provided $63 million of cash, compared to $82 million in the first six months of 2021. The decrease was primarily driven by negative working capital changes in receivables and inventory, primarily due to timing, partially offset by higher cash earnings.

2022 Outlook

“Despite second quarter sales performance in-line with our expectations, inflation accelerated faster and stronger than anticipated and created temporary pressures on margins. We expect our margin performance to improve in the second half of the year following our announced Mineral Fiber price increase effective July 1st,” said Brian MacNeal, AWI CFO. “With the continued, though uneven, commercial construction recovery, the encouraging performance of our growth initiatives and manufacturing productivity driven by operational excellence efforts, we remain confident in our revenue growth outlook and are modestly reducing our adjusted EBITDA outlook on year-to-date inflation impacts.”

	For the Year Ended December 31, 2022
(Dollar amounts in millions except per-share data)	2021 Actual	Current Guidance			VPY Growth %
Net sales	$1,107	$1,225	to	$1,245	11%	to	13%
Adjusted EBITDA*	$372	$410	to	$420	10%	to	13%
Adjusted diluted earnings per share*	$4.36	$5.10	to	$5.20	17%	to	19%
Adjusted free cash flow*	$190	$215	to	$235	13%	to	24%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. EDT today, to discuss second-quarter 2022 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the company's website at www.armstrongworldindustries.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, the impacts of COVID-19 on our business, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. (AWI) is a leader in the design, innovation and manufacture of innovative ceiling and wall system solutions in the Americas. With $1.1 billion in revenue in 2021, AWI has approximately 3,000 employees and a manufacturing network of 15 facilities, plus six facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended June 30, 2022 that the Company expects to file with the SEC today.

Contacts

Investors: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Media: Jennifer Johnson, jenniferjohnson@armstrongceilings.com or (866) 321-6677

Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$321.0	$280.0	$603.6	$531.9
Cost of goods sold	203.1	175.1	383.5	339.5
Gross profit	117.9	104.9	220.1	192.4
Selling, general and administrative expenses	61.5	60.0	118.6	114.2
Loss (gain) related to change in fair value of contingent consideration	6.1	(9.7)	6.2	(9.5)
Equity (earnings) from joint venture	(21.3)	(23.7)	(39.5)	(44.7)
Operating income	71.6	78.3	134.8	132.4
Interest expense	5.8	5.6	10.9	11.3
Other non-operating (income), net	(1.4)	(1.6)	(2.7)	(2.9)
Earnings from continuing operations before income taxes	67.2	74.3	126.6	124.0
Income tax expense	15.0	19.2	30.0	31.4
Earnings from continuing operations	52.2	55.1	96.6	92.6
Net (loss) from discontinued operations	-	-	-	(2.1)
Net earnings	$52.2	$55.1	$96.6	$90.5

Diluted earnings per share of common stock, continuing operations	$1.11	$1.14	$2.05	$1.92
Diluted (loss) per share of common stock, discontinued operations	$-	$-	$-	$(0.04)

Diluted net earnings per share of common stock	$1.11	$1.14	$2.05	$1.88
Average number of diluted common shares outstanding	46.7	48.1	47.0	48.1

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net Sales
Mineral Fiber	$234.5	$208.1	$437.7	$396.8
Architectural Specialties	86.5	71.9	165.9	135.1
Total net sales	$321.0	$280.0	$603.6	$531.9

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Segment operating income (loss)
Mineral Fiber	$71.4	$72.1	$129.1	$132.7
Architectural Specialties	1.1	7.4	7.6	2.5
Unallocated Corporate	(0.9)	(1.2)	(1.9)	(2.8)
Total consolidated operating income	$71.6	$78.3	$134.8	$132.4

Selected Balance Sheet Information

(Amounts in millions)

	Unaudited
	June 30, 2022	December 31, 2021
Assets
Current assets	$344.4	$321.9
Property, plant and equipment, net	539.5	542.8
Other noncurrent assets	850.1	845.3
Total assets	$1,734.0	$1,710.0
Liabilities and shareholders’ equity
Current liabilities	$207.2	$209.6
Noncurrent liabilities	999.0	980.7
Equity	527.8	519.7
Total liabilities and shareholders’ equity	$1,734.0	$1,710.0

Selected Cash Flow Information

(Amounts in millions)

Unaudited

	For the Six Months Ended June 30,
	2022	2021
Net earnings	$96.6	$90.5
Other adjustments to reconcile net earnings to net cash provided by operating activities	13.9	9.0
Changes in operating assets and liabilities, net	(47.4)	(17.6)
Net cash provided by operating activities	63.1	81.9
Net cash (used for) investing activities	(1.6)	(6.8)
Net cash (used for) financing activities	(80.2)	(93.4)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.4
Net (decrease) in cash and cash equivalents	(18.8)	(17.9)
Cash and cash equivalents at beginning of year	98.1	136.9
Cash and cash equivalents at end of period	$79.3	$119.0

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted net sales, adjusted EBITDA, adjusted diluted earnings per share (EPS) and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. – changes in the fair value of contingent consideration, deferred compensation accruals, impact of adjustments related to the fair value of inventory and deferred revenue) for recent acquisitions. The deferred compensation accruals are for cash and stock awards that are recorded over each award's respective vesting period, as such payments are subject to the sellers’ and employees’ continued employment with the Company. The Company excludes all acquisition-related intangible amortization from adjusted earnings from continuing operations and in calculations of adjusted diluted earnings per share. Examples of other excluded items include plant closures, restructuring charges and related costs, impairments, separation costs, environmental site expenses and related insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2022. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and related insurance recoveries. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company generates for discretionary uses, after expenditures for capital investments and adjustments for acquisitions and divestitures. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

In the following charts, numbers may not sum due to rounding. Non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results from Continuing Operations – Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Earnings from continuing operations, Reported	$52	$55	$97	$93
Add: Income tax expense, reported	15	19	30	31
Earnings before tax, Reported	$67	$74	$127	$124
Add: Interest/other income and expense, net	4	4	8	8
Operating Income, Reported	$72	$78	$135	$132
Add: RIP expense (1)	1	1	2	2
Add (Less): Acquisition-related impacts (2)	8	(6)	10	(2)
Operating Income, Adjusted	$81	$74	$147	$133
Add: Depreciation	17	16	33	31
Add: Amortization	4	10	9	21
Adjusted EBITDA	$102	$100	$189	$185

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Mineral Fiber

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Operating Income, Reported	$71	$72	$129	$133
Operating Income, Adjusted	$71	$72	$129	$133
Add: D&A	17	18	34	35
Adjusted EBITDA	$89	$90	$163	$168

Architectural Specialties

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Operating Income, Reported	$1	$7	$8	$3
Add (Less): Acquisition-related impacts (1)	8	(6)	10	(2)
Operating Income, Adjusted	$9	$2	$18	$-
Add: D&A	4	8	8	16
Adjusted EBITDA	$13	$10	$26	$16

(1) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Operating (Loss), Reported	$(1)	$(1)	$(2)	$(3)
Add: RIP expense (1)	1	1	2	2
Operating Income (Loss), Adjusted	-	-	-	-
Add: D&A	-	-	-	-
Adjusted EBITDA	$-	$-	$-	$-

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Adjusted Free Cash Flow

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$46	$62	$63	$82
Net cash (used for) provided by investing activities	$(2)	$2	$(2)	$(7)
Net cash provided by operating and investing activities	$45	$64	$62	$75
Add: Payments related to sale of international, net	-	-	-	12
Add: Net environmental expenses	-	-	1	-
Add: Contingent consideration in excess of acquisition-date fair value (1)	-	-	2	-
Adjusted Free Cash Flow	$45	$64	$64	$87

(1) Contingent compensation payments related to 2020 acquisitions recorded as a component of net cash provided by operating activities.

Consolidated Results from Continuing Operations – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2022		2021		2022		2021
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Earnings from continuing operations, Reported	$52	$1.11	$55	$1.14	$97	$2.05	$93	$1.92
Add: Income tax expense, reported	15		19		30		31
Earnings from continuing operations before income taxes, Reported	$67		$74		$127		$124
Add (Less): Acquisition-related impacts (1)	8		(6)		10		(2)
Add: Acquisition-related amortization (2)	2		7		5		14
Adjusted earnings from continuing operations before income taxes	$77		$75		$142		$136
(Less): Adjusted income tax expense (3)	(17)		(19)		(34)		(34)
Adjusted net income from continuing operations	$60	$1.29	$56	$1.16	$108	$2.30	$101	$2.11
Adjusted Diluted EPS change versus Prior Year		11%				9%
Diluted Shares Outstanding, as reported		46.7		48.1		47.0		48.1
Effective Tax Rate, as reported		22%		26%		24%		25%

(1) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(2) Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(3) Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted earnings from continuing operations before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2022
	Low		High
Net income	$232	to	$237
Add: Interest expense	24		26
(Less): RIP credit (1)	(4)		(4)
Add: Income tax expense	72		74
Operating income	$324	to	$333
Add: RIP expense (2)	4		4
Add: Depreciation	65		67
Add: Amortization	16		17
Adjusted EBITDA	$410	to	$420

(1) RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to and do not plan to make cash contributions to our RIP in 2022 based on guidelines established by the Pension Benefit Guaranty Corporation.

(2) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our RIP.

Adjusted Diluted Earnings Per Share Guidance

	For the Year Ending December 31, 2022
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net income	$232	$4.98	to	$237	$5.08
Add: Interest expense	24			26
(Less): RIP credit (2)	(4)			(4)
Add: Income tax expense	72			74
Operating income	$324		to	$333
Add: RIP expense (3)	4			4
(Less): Interest expense	(24)			(26)
Add: Acquisition related amortization (4)	8			8
Adjusted earnings before income taxes	$313		to	$319
(Less): Income tax expense (5)	(75)			(77)
Adjusted net income	$238	$5.10	to	$243	$5.20

(1) Adjusted EPS guidance for 2022 is calculated based on ~46.7 million of diluted shares outstanding.

(2) RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(3) RIP expense represents only the plan service cost related to the U.S. pension plan and is recorded as a component of operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(4) Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(5) Income tax expense is based on an adjusted effective tax rate of 24%, multiplied by adjusted earnings before income tax.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2022
	Low		High
Net cash provided by operating activities	$195	to	$215
Add: Return of investment from joint venture	95		105
Adjusted net cash provided by operating activities	$290	to	$320
Less: Capital expenditures	(75)		(85)
Adjusted Free Cash Flow	$215	to	$235